Exhibit 99.1

FOR IMMEDIATE RELEASE

December 1, 2023

Chesapeake Utilities Corporation Completes Acquisition of Florida City Gas

Transformative transaction more than doubles operations in high-growth Florida; expands regulated utility business mix and aligns with long-term earnings and dividend growth targets.

DOVER, Del. – Chesapeake Utilities Corporation (NYSE: CPK) today announced the completion of the acquisition of Florida City Gas (FCG), which is now a wholly-owned subsidiary of the Company. This transaction represents an expansion of Chesapeake Utilities’ footprint in the dynamic and high-growth market of Florida, encompassing five of the top 10 most populous counties. By more than doubling Chesapeake Utilities’ customer base and natural gas infrastructure in the state, the Company is positioned for substantial future growth.

“We are pleased to formally welcome Florida City Gas and excited about the opportunities we can pursue given our combined capabilities,” said Jeff Householder, chairman, president and chief executive officer. “The integration of our businesses creates a compelling foundation: one focused on driving sustainable earnings growth consistent with our long-term track record. Together, we’ll strengthen our Florida presence, leveraging our core competencies and building upon our strong community and regulatory relationships, while continuing to meet the growing demand for natural gas.”

As previously announced, Chesapeake Utilities’ capital expenditure guidance is projected to be $1.5 billion to $1.8 billion for the five-year period ending 2028, an increase of 65% over its previous plan. Approximately 60% of the Company’s upcoming five-year capital investment plan will be allocated to Florida, including investments related to pipeline replacement programs, expansions to support customer growth and increased transmission capabilities to reach new developments and support increased demand.

With this transaction, Chesapeake Utilities’ regulated operations are projected to represent approximately 87% of its business mix.

“We are excited about the long-term value creation anticipated from the FCG acquisition. Leveraging Chesapeake Utilities’ proven track record and disciplined approach, we aim to replicate the success of past acquisitions, like Florida Public Utilities,” said Beth Cooper, executive vice president, chief financial

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officer, treasurer and assistant corporate secretary. “We’ve successfully implemented the permanent financing plan for this transaction, maintaining a strong balance sheet. Well positioned for 2025 goals, we’ll drive earnings growth through strategic investments, regulatory initiatives and a continued focus on efficiencies.”

The Company will provide more detail on its acquisition integration plan as part of its Fourth Quarter and Full Year 2023 Earnings communications in February 2024.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy delivery company listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions and other businesses. For more information, visit www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

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Contacts:

Investors

Beth W. Cooper, Chesapeake Utilities Corporation

Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary

302.734.6022

Michael Galtman, Chesapeake Utilities Corporation

Senior Vice President and Chief Accounting Officer

302.217.7036

Media

Hugh Burns/Delia Cannan/Pamela Greene

Reevemark

212.433.4600

CPK-Team@reevemark.com